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                                                                    Exhibit 12.1

Bowater Incorporated
Statement of Computation of Unaudited Ratio of Earnings to Fixed Charges (in millions, except ratio information)


                                                  Year ended and at December 31,
                                                  ------------------------------

                                                    2000       2001       2002
                                                  ------------------------------

Earnings:

Income (loss) before income taxes and minority
  interests                                       $ 239.2    $ 189.1    $(250.8)

Add: Fixed charges from below                       153.6      164.4      182.7
Less: Capitalized interest                            3.5        9.5        8.7
                                                  ------------------------------

                                                  $ 389.3    $ 344.0    $ (76.8)
                                                  ==============================

Fixed Charges:

Interest expense, net of interest capitalized       135.2      141.0       163.0
Capitalized interest                                  3.5        9.5         8.7
Estimate of interest within rental expense            2.1        2.7         2.8
Amortized premium and discounts related to
  indebtedness                                       12.8       11.2         8.2
                                                  ------------------------------

                                                  $ 153.6    $ 164.4     $ 182.7
                                                  ==============================

Ratio of Earnings to Fixed Charges                   2.5x       2.1x          --
                                                  ==============================

Deficiency of Earnings to Fixed Charges                                   $259.5
                                                  ==============================